Exhibit 10.1

                 OPERATING LICENSE AGREEMENT AND MINING PRODUCTION

OPERATING LICENSE AGREEMENT AND MINING PRODUCTION participating on one hand MR. ALAIN FRENCH in as president, CEO and Company representative SANTO MINING CORP. Who is hereinafter called the “Operator"  and on the other the MR. MANUEL MARTINEZ AGUIRRE company representative of COMPAÑIA  MINERA LOS ANGELES DEL DESIERTO SA DE CV hereinafter called the “CONCESSIONAIRE”  who both agree to the following terms and conditions:

D E C L A R A T I O N E S

1. - “CONCESSIONAIRE” in its capacity as holder of the following mining claims and attached copies of certificates A, B, C and any related transfer contract declares:

A. THE ANGEL OF THE DESERT, concession No. 232980, effective of 25 November 2008 to 24 November 2058, with an area of 147.8712 hectares, located in Ocampo, Coahuila.

B. THE VALERIA, Concession No.228996, effective from 27 February 2007 to 26 February 2057, with an area of 360 hectares, located in Ocampo, Coahuila.

C. The Blue Lightning, Concession  No. 232961, effective November 25, 2008 to November 24, 2058, with an area of 219 hectares, located in Ocampo, Coahuila.

and therefore the preferential right to exploit the minerals existing its concessions which it owns and to obtain any financial profit from them.

It also continues to show that it is a company legally incorporated under the laws of the United Mexican States for the purpose of exploring, exploiting and processing of mining minerals found in them.

2. - "OPERATOR" states that it is a company legally incorporated under the laws of the State of Nevada in the United States and its corporate purpose of exploring, exploiting and processing of mining minerals in concessions, it also has sufficient financial and technical capacity for the extraction and processing of minerals and different substrates and their byproducts.

C L A U S ES

FIRST. - "CONCESSIONAIRE"  according to rights under the Mining Law in force, authorizes the “operator"  to develop mining activity (exploration, extraction, production, processing,

handling, milling and whatever other products) needed to extract minerals in the designated area described in the second clause of this contract.

The agreement exclusively authorizes the "Operator"  to make all the investments and works required to initiate and run a Mining Project on the concessions DESERT THE ANGEL, THE VALERIA AND BLUE LIGHTNING and to extract the minerals, design, build a processing plant, operate it and process the ore for sales and marketing.

SECOND. – the "CONCESSIONAIRE"  authorizes "the operator" to work in the indicated area, for a period of 15 years commencing from 12 March 2013 until the day March 12, 2028 and the contract may be renewed by mutual agreement of the parties for up to two additional terms of 15 years each term.

If for any reason the "OPERATOR"  decided early terminate this License Agreement Mining before its maturity, it shall communicate its decision to “CONCESSIONAIRE”, with 30 days advanced notice, of its intention  to withdraw from the area at the expiry of that 30 day period.

THIRD. - The initial work area is bounded by the following UTM coordinates of the concessions:

BOUNDARY	BEARING	METERS	UTM N	UTM E
EL ANGEL DEL DESIRTO 147.8712 HA
1-2	E	38.292	3,140,563.729	13R 704,672.446
2-3	S	52.021	3,140,563.729	704,710.738
3-4	E	400.000	3,140,511.708	704,710.738
4-5	S	500.000	3,140,511.708	705,110.738
5-6	E	761.708	3,140,011.708	705,110.738
6-7	S	1,047.979	3,140,011.708	705,872,446
7-8	W	1,200.000	3,138,963.729	705,872.446
8-1	N	1,600.000	3,138,963.729	704,672.446

EL RELAMPAGO AZUL 219.0165 HA
1-2	E	1,461.700	3,140,263.729	706,010.738
2-3	S	300.000	3,140,263.729	707,472.439
3-4	E	200.000	3,139,963.729	707,472.439
4-5	S	1,029.252	3,139,963.729	707672.439
5-6	W	46.282	3,138,934.477	707,672.439
6-7	N	1,000.000	3,138,934.477	707,626.157
7-8	W	600.000	3,139,934.477	707,626.157
8-9	S	1,270.748	3,139,934.477	707,026.157

9-10	W	1,754.711	3,138,663.729	707,026.157
10-11	N	300.000	3,138,663.729	705,272.446
11-12	E	600.000	3,138,963.729	705,272.446
12-13	N	1,048.979	3,138,963.729	705,872.446
13-14	E	138.292	3,140,011.708	705,872.446
14-1	N	252.021	3,140,011.708	706,010.738

LA VALERIA 360 HA
1-2	N	1,600.000	3,139,234.478	709,526.128
2-3	W	1,800.000	3,140,834.478	709,526.128
3-4	S	2,000.000	3,140,834.478	707,726.128
4-5	E	2,800.000	3,138,834.478	707,726.128
5-2	N	2,000.000	3,138,834.478	709,526.13

The ore in the other concessions will be held in reserve in the event it is needed to maintain sufficient operational reserves to complete the operation profitably.

FOURTH. – The "CONCESSIONAIRE" in consideration of the authorization referred to in this contract, will receive a monthly payment of Forty (40)% of net income resulting from the extraction, processing and refining of the ore extracted in the mine, the difference (60%) is the  consideration that the ”Operator"  receives as its share for its work, in addition the “CONCESSIONAIRE” shall receive  the following consideration:

1.  The “CONCESSIONAIRE” receives as compensation the sum of U.S. $ 10,000.00 (Ten thousand U.S. Dollars) within 7 working days after the date of signature of this contract by the “Operator".

2. - As additional compensation the "Operator"  will transfer 1,000,000 (one million) of securities shares unregistered Santo Mining Corporation in favor of “CONCESSIONAIRE”  along with an additional amount of U.S. $100,000.00 (one hundred thousand U.S. Dollars) which must be paid within thirty (30) days after the “Operator" receives SEC approval of the S-1 Registration applied for on 18 March 2013, and this payment must be made on or before July 14, 2013. Similarly, and in the event that the "Operator"  makes an advance payment which is not specified in this contract before July 14, 2012 to the "CONCESSIONAIRE", the “Operator" may deduct said advance payments amount from the $100,000 mentioned above.

3. - Similarly, the “operator"  shall pay an advanced royalty a payment to the “CONCESSIONAIRE”  in the amount of $ 100,000.00 (one hundred thousand U.S. dollars) within six (6) months from the date stated in paragraph 2 of this clause, or before January 14, 2014 whichever is later, subject to confirmation that the “CONCESSIONAIRE”  has provided all permits required for environmental impact normal continuous operation and performance of this contract.

Should any payment be not made herein in accordance with the terms and conditions mentioned the “CONCESSIONAIRE”  may terminate the contract, subject to providing a grace period of up to 10 days to complete a stipulated transfer.

FIFTH. – The "OPERATOR"  will perform mineral extraction and processing work in the in the licensed area, in accordance with recognized and good mining practices, mining health and safety and environmental regulations, receiving a payments of sixty (60)% profit monthly for its activity after processed minerals and metals are refined.

1. The “CONCESSIONAIRE”  and / or their authorized representatives may inspect the mining works whenever they deem necessary, agreeing not to interfere with the "Operator’s". work. Any technical or financial information obtained pertaining to mineral resources or reserves from the area covered by this contract shall be for the exclusive use of the parties which they may use at their discretion.

2. The "OPERATOR"  releases the “CONCESSIONAIRE”  from liability for all costs, damages, actions, suits or any matter relating to the operation in the licensed area.

3. - The mineral production obtained by the "Operator"  as a result of the execution of this operating agreement, may be sold by the same freely and it will make available the details of these sales transactions to the “CONCESSIONAIRE”  for review and approval.

4. The "Operator"  shall provide necessary supplies, materials, machinery, equipment and tools required for the development of its mining operations at its cost. However, the “CONCESSIONAIRE” shall provide the mining permits which are required to earn its royalty payments. Concession taxes, permits and licenses are the responsibility of the "CONCESSIONAIRE"and maintain all contracts, agreements and make the necessary payments to the owner of private property on which the concessions are located. In the event that "Concessionaire"  is not able to maintain, apply for, pay fees and obtain the rights for any permit, concession or license or future concessions, the "OPERATOR" is authorized to remedy the situation on his own or on behalf of “CONCESSIONAIRE”  in which case the latter agrees to issue a special power for "the operator" to perform the necessary steps to comply with the procedures and requirements regarding permits, concessions and rights of concessions under this contract.

5. – The "OPERATOR"  will submit to "Concessionaire"  a "Monthly Production" in a format prepared by both parties.

SIXTH. - The parties to this Contract are jointly and severally liable for damages caused to the environment, according to the legislation.

This contract authorizes the “operator"  to install any type of mill or mineral processing plant.

SEVENTH. - Compliance with rules related to Mining Safety and Health in the authorized area defined in clause four, will be the sole responsibility of the "Operator".

EIGHTH. - The parties may early terminate this contract by mutual agreement without liability to the other party if any of the following circumstances continue for a period of more than one year. In the case of any early termination of this contract, the "Concessionaire”   grants the "OPERATOR"  an option for a period of six months, during which time both parties will make every effort in good faith to remedy the situation and re-start the original contract:

1. - When the amount and quality of the mined ore and processed stops producing metal is insufficiently profitable and economically viable.

2. - When a competent authority suspends extraction and processing operations of minerals contained within the area referred to in this contract.

3. - For acts of God, natural, environmental, or human.

NINTH. - Pursuant to the provisions of Article 23 of the Mining Law in force in the country this Operating Agreement shall be registered in the Public Registry of Mining and be subject to the provisions of Articles 3, 4, 10, 11, 15, 19, 23, 27, 28, 29, 30, 32, 33, 34, 35a, 37, 38, 39 and other applicable provisions of the Mining Law in force in the country.

TENTH: - The parties expressly state that there is no employment relationship between the “operator"  workers in the performance of this contract and the contract is not deemed a work, service or outsourcing contract with the “CONCESSIONAIRE”.

The "OPERATOR"  is the only employer of staff in the Project site and is responsible for compliance with labor laws. The "Operator"  and the "CONCESSIONAIRE"  may participate together in obtaining permits for the project, including permits for explosives and any permit municipal, state or national operation. The “CONCESSIONAIRE”  is responsible for obtaining environmental and mining permits and shall maintain all contracts, agreements and required payments to the owners of private property on which the concession is located and the "OPERATOR" shall provide any technical information necessary for the maintenance of permits.

ELEVENTH. - Both parties agree that any dispute or difference that cannot be settled or settled  between the parties may choose one of the following options:

1. - Refer the dispute and disagreement to the jurisdiction and venue of the courts and laws of the State of Nuevo Leon to settle any dispute in the application or execution of this contract.

2. - Submit the dispute to international arbitration and dispute in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with its regulations.

TWELFTH. – The "OPERATOR"  may assign the rights and obligations of this contract to a new company of Mexican registration, which is in process of being incorporated.

THIRTEEN. - This contract may at any time be modified, amended or replaced in whole or in part by mutual agreement of the parties as necessary or reasonably required by financial institutions that have connection with the financing of the operation.

FOURTEENTH. - Under this contract any prior agreements agreed and signed between the parties involved are null and void.

The parties involved in the signing of the legal agreement are aware of the content and scope of this contract which is executed in the city of Monterrey, NL on the 13th day of March, 2013.

       _______________________                                      ___________________________________
        SANTO MINING CORP                                                 COMPAÑIA MINERA LOS ANGELES

            ALAIN FRENCH                                                                       DEL DESIERTO SA DE CV

      REPRESENTANTE LEGAL                                                                MANUEL MARTINEZ

     I.D. GB Pasaporte 705244743                                                   REPRESENTANTE LEGAL

                                                                                                          I.D.

(NOTARY PUBLIC SEAL)